Forza Innovations Inc. Announces Patent Filing For Its Updated Heated Back Warmer Device

SAN DIEGO, CA / ACCESSWIRE / FEBRUARY 23, 2023 / Forza Innovations Inc. (“Forza” or the “Company”) (OTC Pink: FORZ) today announces that it has successfully filed for an Expedited (“Track One”) Non-Provisional Patent with the United States Patent and Trademark Office (“USPTO”) for its redesigned Heated Back Warmer Device. The USTPO’s goal for the expedited process is to complete examination of an application within 12 months from the filing date of the application. This expedited processing will allow us to commercialize the patent much quicker than standard processing.

Johnny Forzani, President of Forza comments, “Filing the first Patent under the Forza Innovations umbrella is an extraordinary achievement. The patent application is the culmination of countless hours put into formulating this product. Designing the printed circuit board for a complex engineering system takes time to perfect in order to maximize our chances of having our patent issued. I am confident that this product will and should be in every health clinic across North America. I am looking forward to the opportunity to showcase its versatility.” Mr. Forzani goes on to say, “Most importantly I want to acknowledge my brilliant industrial designer Wei Cao, who has played an intricate part from start to finish bringing this project to life.”

Now that we have a patent pending for our device, we can move onto phase 2 of our gameplan which is getting the product FDA approved and registered as a class 1 medical device used to treat chronic back pain. We plan on creating three version of this product; two of them patentable and one of an all-purpose everyday product that is not patentable, but it will have superior performance to any incumbent product.

Here are some renderings of the product:

ABOUT FORZA INNOVATIONS

Forza Innovations Inc. (OTC Pink: FORZ), is in the health-tech wearable performance business. Its offices are based in San Diego, California and houses an innovative health-tech lab, stocked with state-of-the-art industrial machinery that specializes in the design and development of patented IP. Our focus at Forza is to create world-class IP and patent our products through both utility and design protection.

Please refer to the Company's website www.forzinnovations.com

CONTACT: Johnny Forzani

EMAIL: info@forzinnovations.com SOURCE: Forza Innovations, Inc

Forward-Looking Statements

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